Exhibit 99.2

IntriCon Acquires Emerald Medical Services

•	Synergistic joint development and manufacturing capability expands market opportunity in surgical navigation
•	Provides immediate access to technology platform serving new high growth medical end-markets with complex interventional catheters
•	Accretive transaction delivers long-term revenue growth potential and diversifies customer base

ARDEN HILLS, Minn. — May 19, 2020 — IntriCon Corporation (NASDAQ: IIN), a designer, developer and manufacturer of miniature interventional, implantable and body-worn medical devices, today announced that it has completed the acquisition of privately held Emerald Medical Services (EMS) Pte Ltd. The acquisition expands IntriCon’s medical coil and micro-miniature medical device engineering and manufacturing capabilities in surgical navigation and accelerates diversification into potential new end markets.

Emerald Medical Services, based in Singapore, provides joint engineering and manufacturing services for complex medical devices, including catheters covering a range of applications for cardiology, peripheral vascular, neurology, radiology and pulmonology. EMS’s production capability consists of design, development, manufacturing, testing and non-sterile packaging services.

Under the terms agreement to acquire EMS, the transaction consideration consists of an upfront payment of approximately $7.1 million, 80,000 shares of IntriCon common stock, and a cash earnout based on the achievement of specific sales milestones over a three-year period.

“As we sought opportunities to build on our core competencies as a miniature and micro-miniature device manufacturer, Emerald Medical Services stood out as an ideal strategic complement to our business,” said Mark Gorder, president and chief executive officer of IntriCon. “We have been familiar with their high-quality design, development and manufacturing services in the complex catheter space for some time. In addition, EMS’s existing technology expands our addressable market within surgical navigation and diversifies our customer base. This transaction combines two business that are dedicated to developing and manufacturing devices that support the advancement of medical technology,” concluded Gorder.

“Emerald has made significant investments in developing a portfolio of industry leading technologies and establishing a global low-cost manufacturing footprint, which makes our business synergistic with IntriCon’s strategic growth objectives,” said Steve Wiesner, chief executive officer of EMS. “We look forward to joining IntriCon at this pivotal time and to becoming a material contributor to the opportunity ahead.”

IntriCon expects the acquisition to be accretive to revenue and earnings in 2020.

About IntriCon Corporation
Headquartered in Arden Hills, Minn., IntriCon Corporation designs, develops and manufactures miniature interventional, implantable and body-worn medical devices. These advanced products help medical, healthcare and professional communications companies meet the rising demand for smaller, more intelligent and better connected devices. IntriCon has facilities in the United

States, Asia and Europe. The company’s common stock trades under the symbol “IIN” on the NASDAQ Global Market. For more information about IntriCon, visit www.intricon.com.

About Emerald Medical Services

Founded in 2011, Emerald Medical Services Pte Ltd (“EMS”) is a Singaporean limited liability company that provides joint development manufacturing services to medical device original equipment manufacturers (“OEMs”) with a particular focus on advanced complex catheters for cardiology, peripheral vascular, neurology, radiology and pulmonology applications.

Investor Relations Contact:

Leigh Salvo

(415) 937-5404

investorrelations@intricon.com